  As filed with the Securities and Exchange Commission on October 12th, 2001.
                                                                Registration No.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                       CARPENTER TECHNOLOGY CORPORATION
            (Exact name of Registrant as specified in its charter)

           Delaware                         3312                 23-0458500
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization) Classification Code Number)  Identification No.)

                                 -------------

                               1047 N. Park Road
                        Wyomissing, Pennsylvania 19610
                                (610) 208-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 -------------

                              John R. Welty, Esq.
                       Carpenter Technology Corporation
                               1047 N. Park Road
                        Wyomissing, Pennsylvania 19610
(Name, address including zip code, and telephone number, including area code, of agent for service)

                                 -------------

                                With Copies to:
                        Herbert F. Goodrich, Jr., Esq.
                                    Dechert
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                       Philadelphia, Pennsylvania 19103

                                 -------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                 -------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            Proposed         Propose
                               Amount       Maximum          Maximum
  Title of each Class of       to be     Offering Price     Aggregate         Amount of
Securities to be Registered  Registered     Per Unit    Offering Price (1) Registration Fee
--------------------------------------------------------------------------------------------
   7 5/8% Notes due 2011... $100,000,000      100%         $100,000,000        $30,000
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

                                 -------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall have filed a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED OCTOBER 12, 2001

PROSPECTUS

[LOGO] CARPENTER

                               OFFER TO EXCHANGE

                   7 5/8% Notes due 2011 for all outstanding
                             7 5/8% Notes due 2011

                                      of

                       Carpenter Technology Corporation

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
               NEW YORK CITY TIME ON   , 2001, UNLESS EXTENDED.

Terms of the exchange offer:

    . We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    . You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

    . We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Income Tax Considerations" on page 31 for more information.

    .  We will not receive any proceeds from the exchange offer.

    . The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

                                 -------------

   See "Risk Factors" beginning on page 5 for a discussion of risks that should be considered by holders prior to tendering their old notes.

                                 -------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is     , 2001.

The information in this prospectus is not complete and may be changed. We may not exchange these securities as described in this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and is not soliciting tenders of old notes in any state where the offer or sale is not permitted.

This prospectus incorporates important business and financial information about Carpenter that is not included in or delivered with this prospectus. See "Where You Can Find More Information" for more information regarding these matters. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.
                                 -------------

                               TABLE OF CONTENTS

                                                       Page
                                                       ----
                    FORWARD-LOOKING STATEMENTS........ iii
                    SUMMARY...........................   1
                    RISK FACTORS......................   5
                    USE OF PROCEEDS...................   7
                    RATIO OF EARNINGS TO FIXED CHARGES   8
                    CAPITALIZATION....................   9
                    SELECTED HISTORICAL CONSOLIDATED
                      FINANCIAL DATA..................  10
                    DESCRIPTION OF NOTES..............  12
                    THE EXCHANGE OFFER................  22

                                                        Page
                                                        ----
                   PLAN OF DISTRIBUTION................  30
                   UNITED STATES FEDERAL INCOME TAX
                     CONSEQUENCES......................  31
                   LEGAL MATTERS.......................  35
                   EXPERTS.............................  35
                   INCORPORATION OF CERTAIN INFORMATION
                     BY REFERENCE......................  35
                   WHERE YOU CAN FIND MORE INFORMATION.  35

                                 -------------

Carpenter Technology Corporation is a Delaware corporation. Our principal executive offices are located at 1047 N. Park Road, Wyomissing, Pennsylvania 19610, and our telephone number at that address is (610) 208-2000. Our World Wide Web site address is www.cartech.com. The information in our web site is not part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "CRS."

                                 -------------

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                                 -------------

                          FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements about Carpenter' s expectations, beliefs, plans, objectives, assumptions or future events or performance, including, among other matters, statements concerning future revenues and continued growth in various market segments, contained in this prospectus or any document incorporated by reference herein or therein under the headings ''Risk Factors" and ''Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. Carpenter has based these forward-looking statements on Carpenter's current expectations about future events. While Carpenter believes these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond Carpenter's control. Carpenter's actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus or the registration statement of which it is a part or any document incorporated by reference herein or therein under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Some of the key factors that could cause actual results to differ from Carpenter's expectations are:

    . the cyclical nature of the specialty materials business and certain end-use markets, including, but not limited to, aerospace, automotive, industrial products and consumer durables, which are subject to changes in general economic conditions;

    . the continuing high levels of stainless steel imports into the United States;

    . the ability of Carpenter, along with other domestic producers of stainless steel products, to obtain and retain favorable rulings in dumping and countervailing duty claims against foreign producers;

    . the ability of Carpenter to recoup increased costs of electricity, natural gas and raw materials through increased prices and surcharges;

    . worldwide excess manufacturing capacity for certain alloys which Carpenter produces and fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products;

    . fluctuations in financial markets that could impact the valuation of the assets in Carpenter's pension trusts and the accounting for pension assets;

    . the critical importance of certain raw materials used by Carpenter, some of which are acquired from foreign sources and may be located in countries subject to unstable political and economic conditions which may affect the prices or supply of these materials;

    . the susceptibility of export sales to the effects of export controls, changes in legal and regulatory requirements, policy changes affecting the markets, changes in tax laws and tariffs, exchange rate fluctuations and political and economic instability; and

    . the effects on operations of changes in domestic and foreign governmental laws and public policy, including environmental regulations.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus or the registration statement of which it is a part or any document incorporated by reference herein or therein are made only as of the date hereof or thereof. Carpenter does not undertake and specifically declines any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

                                    SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read carefully the entire prospectus and the documents incorporated by reference into this prospectus, including the risks of investing discussed under "Risk Factors," before making an investment decision.

In this prospectus, "Company," "we," "our," "us" and "Carpenter" refer to Carpenter Technology Corporation. With respect to the descriptions of our business contained in this prospectus, such terms refer to Carpenter Technology Corporation and our subsidiaries.

                              The Exchange Offer

On August 13, 2001, we issued and sold $100.0 million aggregate principal amount 7 5/8% Notes Due 2011, which we refer to as the old notes. In connection with that sale, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the exchange and registration rights agreement, we are offering to exchange $100.0 million aggregate principal amount of our new 7 5/8% Notes Due 2011, which we refer to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings "The Exchange Offer" and "The New Notes" in this summary for further information regarding the exchange offer and the new notes.

                                  The Company

Carpenter Technology Corporation, founded in 1904, is engaged in the manufacture, fabrication and distribution of specialty metals and certain engineered products. Carpenter primarily processes basic raw materials such as chromium, nickel, titanium, iron scrap and other metal alloying elements through various melting, hot forming and cold working facilities to produce finished products in the form of billet, bar, rod, wire, narrow strip, special shapes and hollow forms in many sizes and finishes and produces certain metal powders and fabricated metal products. In addition, Carpenter produces ceramic and metal-injection molded products from various raw materials using molding, heating and other processes. Specialty metals production includes the manufacture and distribution of stainless steels, titanium, high temperature alloys, electronic alloys, tool steels and other alloys in billet, bar, wire, rod and strip forms. Carpenter distributes products directly from its production plants and from its distribution network.

Carpenter is organized on a product basis and managed in three segments:
Specialty Alloys, Titanium Alloys and Engineered Products. For reporting purposes, because of the similarities in products, processes, customers, distribution methods and economic characteristics, the Specialty Alloys and Titanium Alloys segments have been aggregated into one reportable segment, Specialty Metals.

                              Recent Developments

Executive Management Change

Dennis M. Draeger, previously Carpenter's President and Chief Operating Officer, succeeded Robert W. Cardy as Chairman and Chief Executive Officer on July 1, 2001 and became Chairman, President and Chief Executive Officer. Mr. Cardy retired June 30, 2001 after 39 years of service. The transition was pursuant to Carpenter's previously announced chief executive officer succession plan. Mr. Draeger joined Carpenter's executive ranks in 1996 as senior vice president of Specialty Alloys Operations (then called Steel Operations). He was named executive vice president in 1998. He previously worked 34 years for Armstrong World Industries, lastly as president of Worldwide Floor Products Operations. Mr. Draeger originally joined Carpenter's Board of Directors in 1992.

                              The Exchange Offer

Securities Offered..........  $100,000,000 aggregate principal amount of 7 5/8%
                              Notes Due August 15, 2011, issued under
                              Carpenter's Medium-Term Note Program, Series C. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

The Exchange Offer..........  We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the exchange and registration rights agreement.

Expiration Date; Withdraw of
  Tender....................  The exchange offer will expire at 5:00 p.m., New
                              York City time, on , 2001, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange
  Offer.....................  Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering Old
  Notes.....................  If you wish to participate in the exchange offer and tender your old notes, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver the letter of transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. See "The Exchange Offer--Procedures for Tendering Old Notes."

Use of Proceeds.............  We will not receive any proceeds from the exchange offer.

Exchange Agent..............  U.S. Bank Trust National Association is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax
  Consequences..............  The exchange of notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See "United States Federal Income Tax Consequences."

      Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell the new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

   . the new notes are acquired in the ordinary course of the holders' business;

   . the holders have no arrangement with any person to participate in a distribution of the new notes; and

   . neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the exchange and registration rights agreement and subject to limitations specified in the exchange and registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

                                 The New Notes

The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

Issuer......................  Carpenter Technology Corporation

Notes Offered...............  $100,000,000 aggregate principal amount of 7 5/8%
                              Notes Due August 15, 2011, issued under
                              Carpenter's Medium-Term Note Program, Series C.

Issue Price.................  99.421%

Issue Date..................  August 13, 2001

Denominations...............  $1,000 with integral multiples of $1,000

Stated Maturity Date........  August 15, 2011

Interest Basis..............  Fixed Rate Notes

Interest Rate...............  7 5/8% per annum

Interest Payment Dates......  February 15 and August 15, commencing February
                              15, 2002

Regular Record Dates........  February 1 and August 1

Optional Redemption.........  The new notes will not be subject to redemption by Carpenter prior to maturity.

Ranking.....................  The new notes will rank equally in right of payment with all of Carpenter's existing and future unsecured senior debt and will be senior in right of payment to any future subordinated debt. The indenture relating to the new notes does not limit Carpenter's ability or the ability of Carpenter's subsidiaries to incur additional unsecured indebtedness.

Certain Covenants...........  Carpenter will issue the new notes under an existing indenture with U.S. Bank Trust National Association, as successor trustee. The indenture, among other things, limits Carpenter's ability and the ability of Carpenter's subsidiaries to:

                                   . incur debt secured by liens; and
                                   . engage in sale/leaseback transactions.

Use of Proceeds.............  Carpenter will not receive any cash proceeds from this offering. See "Use of Proceeds."

Further Issuances...........  Carpenter may from time to time without the consent of the holders of the new notes create and issue further notes having the same terms and conditions as the new notes so that each further issuance is consolidated and forms a single series with the previously outstanding notes.


For a more detailed description of the new notes, see "Description of Notes."

                                 RISK FACTORS

Our business involves a number of risks, some of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this prospectus before making an investment decision. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know or that we currently believe to be immaterial may also adversely affect our business.

RISKS RELATING TO OUR BUSINESS

Cyclical Nature of Business and Sensitivity to General Economic, Political and Military Conditions

Demand for certain Carpenter products, such as titanium, stainless steel and high-temperature alloys, is cyclical in nature and sensitive to general economic conditions. The prices of certain Carpenter products have had, and in the future may have, significant fluctuations as a result of general economic conditions, imports and other factors beyond Carpenter's control. The demand for Carpenter's products and for products in certain end-use markets, including, but not limited to, aerospace, automotive, certain industrial products and consumer durables, is affected by domestic economic and financial market fluctuations, as well as changes in the world economy. For example, demand for stainless bar, rod and wire for the automotive and fastener markets has declined sharply due to the general economic slowdown in the United States. Because of the comparatively high level of fixed costs associated with Carpenter's manufacturing processes, changes in production volumes can result in significant variations in net income. Any significant decrease in demand for Carpenter's products or a decline in prices for such products could have a material adverse effect on Carpenter's business, financial condition or results of operations.

Although Carpenter's operations have not been adversely affected to date by political or military conditions resulting from the events in New York City on September 11, 2001, a disruption of its operations due to political, military or other conditions could have a material adverse effect on its operations and financial results.

Availability of Raw Materials

Carpenter's Specialty Metals segment depends on continued delivery of critical raw materials for its day-to-day operations. These raw materials include nickel, ferrochrome, cobalt, molybdenum, titanium, manganese and iron scrap. The sources of some of these raw materials are located in countries subject to potential interruptions of supply. These potential interruptions could cause material shortages and adversely affect the availability and prices of these raw materials.

Highly Competitive Environment

Carpenter's competitors are located throughout the world. Currently, there is worldwide excess manufacturing capacity for certain alloys that Carpenter produces, resulting in increased competition and downward pricing pressure. Carpenter competes generally on the basis of quality, the ability to meet customers' product specifications, price requirements and delivery schedules. Carpenter supplies materials to a wide variety of end-use markets, none of which consumes more than about 30 percent of Carpenter's output, and competes with various companies depending on end-use markets, product or geography. There are approximately 10 domestic companies producing one or more similar specialty metal products that are considered to be major competitors to Carpenter's specialty metals operations in one or more product sectors. There are several dozen smaller producing companies and converting companies in the United States that are competitors. Carpenter also competes directly with several hundred independent distributors of products similar to those distributed by Carpenter's distribution system.

Additionally, foreign producers export to the United States various stainless steel and specialty metal products similar to those produced by Carpenter. The continuing high levels of stainless steel imports and the excess inventories of these products in the distributor supply chain result in increased competition based on price and delivery. Carpenter has joined other domestic producers in filing dumping and countervailing duty claims in the United States against competitors from six foreign countries. A determination of such claims adverse to Carpenter may make it more difficult for Carpenter to compete in certain markets. Furthermore, a number of different products may, in certain instances, be substituted for Carpenter's products.

Stringent Federal, State, Local and Foreign Environmental Laws and Regulations

Carpenter is subject to various stringent federal, state, local and foreign environmental laws and regulations relating to pollution, protection of public health and the environment, natural resource damages and occupational safety and health. Although compliance with these laws and regulations may affect the costs of Carpenter's operations, compliance costs to date have not been material. The liability for future environmental remediation costs is evaluated by management on a quarterly basis. Carpenter accrues amounts for environmental remediation costs which represent management's best estimate of the probable and reasonably estimable costs relating to environmental remediation. Estimates of the amount and timing of future costs of environmental remediation requirements are necessarily imprecise because of the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of currently unknown remediation sites and the allocation of costs among the potentially responsible parties. For further information on environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Carpenter's Report on Form 10-K filed with the Securities and Exchange Commission on September 24, 2001 and incorporated herein by reference.

Absence of a Public Market for the New Notes

The new notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. JP Morgan Securities Inc. and Credit Suisse First Boston Corporation acted as initial purchasers in connection with the offer and sale of the old notes. The initial purchasers have informed us that they intend to make a market in the new notes. However, these initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to Tender Your Old Notes for New Notes Could Limit Your Ability to Resell the Old Notes

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the exchange and registration rights agreement. If you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

                                USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the sale of the old notes was $98.4 million, after deducting discounts, commissions and expenses of this offering. The proceeds from the sale of the old notes were used to reduce the outstanding principal amount under Carpenter's short-term revolving credit agreements. We expect to continue to utilize financing available under these revolving credit agreements for general corporate purposes, including possible acquisitions and capital expenditures.

The following table sets forth Carpenter's historical short-term debt and long-term debt as of June 30, 2001 and its unaudited pro forma short-term debt and long-term debt as of such date after giving effect to the offering of all the notes available for issuance under Carpenter's Medium-Term Note Program, Series C. This table should be read in conjunction with "Selected Historical Consolidated Financial Data" and "Capitalization" included elsewhere in this prospectus.

                                                                                 Pro Forma
                                                                As of   Proceeds   As of
                                                               June 30,   from   June 30,
                                                                 2001    Notes     2001
-                                                              -------- -------- ---------
-                                                                    ($ in millions)
Short-Term Debt:
   Syndicated Revolver........................................  $135.0  $(100.0)  $ 35.0
   Multi-Currency Revolver....................................    35.6       --     35.6
                                                                ------  -------   ------
       Total Short-Term Debt..................................   170.6   (100.0)    70.6
                                                                ------  -------   ------

Long-Term Debt:
   Medium-Term Notes, Series C at 7.625% due 2011.............      --    100.0    100.0
   Medium-Term Notes, Series B at 6.28% to 7.10% due from
    April 2003 to 2018........................................   198.0       --    198.0
   9% Sinking Fund Debentures due 2022, callable beginning in
    March 2002 at 104.2%......................................    99.7       --     99.7
   Medium-Term Notes, Series A at 6.78% to 7.8% due from
     September 2000 to 2005...................................    45.0       --     45.0
   Secured Note due April 2010................................     7.5       --      7.5
   Other......................................................     1.9       --      1.9
                                                                ------  -------   ------
       Total Long-Term Debt...................................   352.1    100.0    452.1
                                                                ------  -------   ------
Total Debt....................................................  $522.7  $   0.0   $522.7
                                                                ======  =======   ======

                      RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges:

                                        Year Ended June 30,
                                   -----------------------------
                                   2001 2000 1999 1998 1997 1996
                                   ---- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges 2.3x 2.8x 2.4x 5.1x 5.0x 5.7x

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary charges and cumulative effect of changes in accounting principles, gains and losses related to less-than-fifty-percent-owned persons, fixed charges (excluding capitalized interest) and the amount of previously capitalized interest amortized during the period. Fixed charges consist of interest costs (which include amortization of debt discount and debt issue costs) and an amount representing the interest component of non-capitalized leases. Interests costs are before reductions for capitalized interest relating to significant plant, equipment and software projects.

                                CAPITALIZATION

The following table sets forth Carpenter's consolidated cash and cash equivalents and capitalization as of June 30, 2001 and June 30, 2000. This table should be read in conjunction with "Selected Historical Consolidated Financial Data" included elsewhere in this prospectus. Carpenter anticipates establishing a receivables purchase facility in a maximum amount of $75.0 million.

                                                                                 June 30,  June 30,
                                                                                   2001      2000
                                                                                 --------  --------
                                                                                   ($ in millions)
Cash and Cash Equivalents....................................................... $    7.8  $    9.5
                                                                                 ========  ========
Short-Term Debt:
   Revolving Credit Facilities (1).............................................. $  170.6  $  219.9
                                                                                 --------  --------
Long-Term Debt:
   Medium-Term Notes, Series B at 6.28% to 7.10% due from April 2003 to 2018....    198.0     198.0
   9% Sinking Fund Debentures due 2022, callable beginning in March 2002 at
     104.2% (2).................................................................     99.7      99.6
   Medium-Term Notes, Series A at 6.78% to 7.8% due from September 2000 to 2005.     45.0      55.0
   Secured Note due April 2010 (3)..............................................      7.5       7.6
   Other........................................................................      1.9       2.5
                                                                                 --------  --------
       Total Long-Term Debt.....................................................    352.1     362.7
                                                                                 --------  --------
Total Debt......................................................................    522.7     582.6
Stockholders' Equity............................................................    648.6     653.6
                                                                                 --------  --------
       Total Capitalization..................................................... $1,171.3  $1,236.2
                                                                                 ========  ========
Total Debt to Capital Ratio.....................................................     44.6%     47.1%
                                                                                 ========  ========

---------------------
(1)Revolving credit facilities with outstanding balances at June 30, 2001 have maturities of November 30, 2001 and February 21, 2002.
(2)Sinking fund requirements are $5.0 million annually from 2003 to 2021.
(3)The secured note is payable in monthly installments of $0.1 million including interest of 8% with a final payment of $6.1 million due April 2010.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data for Carpenter for the periods indicated.

You should read this historical information together with the consolidated financial statements and related notes of Carpenter in the annual reports and other information that Carpenter has filed with the Securities and Exchange Commission and incorporated herein by reference.

                                                                                       Year Ended June 30,
                                                                    ---------------------------------------------------------
                                                                    2001(1)   2000(2)   1999(2)(3) 1998(2)   1997(2)   1996(2)
                                                                    --------  --------  ---------- --------  --------  -------
                                                                              ($ in millions, except per share data)
Statement of Income Data:
  Net sales........................................................ $1,324.1  $1,109.1   $1,049.3  $1,189.7  $  950.7  $877.3
  Cost of sales....................................................  1,039.3     862.7      808.4     882.2     729.5   665.5
                                                                    --------  --------   --------  --------  --------  ------
  Gross profit.....................................................    284.8     246.4      240.9     307.5     221.2   211.8
  Selling and administrative expenses..............................    152.4     146.4      142.1     139.5     106.5    96.2
  Special charges..................................................     36.0        --       14.2        --        --      --
  Interest expense.................................................     40.3      33.4       29.3      29.0      19.9    18.9
  Other (income) expense, net......................................     (2.3)    (13.3)      (0.5)      2.1      (3.1)    1.5
                                                                    --------  --------   --------  --------  --------  ------
  Income before income taxes and cumulative effect of accounting
   change..........................................................     58.4      79.9       55.8     136.9      97.9    95.2
  Income taxes.....................................................     23.2      26.6       18.7      52.9      37.9    35.1
                                                                    --------  --------   --------  --------  --------  ------
  Income before cumulative effect of accounting change, net of tax.     35.2      53.3       37.1      84.0      60.0    60.1
  Cumulative effect of accounting change, net of $9.4 million tax..    (14.1)       --         --        --        --      --
                                                                    --------  --------   --------  --------  --------  ------
  Net income....................................................... $   21.1  $   53.3   $   37.1  $   84.0  $   60.0  $ 60.1
                                                                    ========  ========   ========  ========  ========  ======
Earnings per share:
  Basic
   Income before cumulative effect of accounting
    change......................................................... $   1.52  $   2.35   $   1.61  $   4.01  $   3.32  $ 3.54
   Cumulative effect of accounting change..........................    (0.64)       --         --        --        --      --
                                                                    --------  --------   --------  --------  --------  ------
   Net income...................................................... $   0.88  $   2.35   $   1.61  $   4.01  $   3.32  $ 3.54
                                                                    ========  ========   ========  ========  ========  ======
  Diluted
   Income before cumulative effect of accounting change............ $   1.50  $   2.31   $   1.58  $   3.84  $   3.16  $ 3.38
   Cumulative effect of accounting change..........................    (0.62)       --         --        --        --      --
                                                                    --------  --------   --------  --------  --------  ------
   Net income...................................................... $   0.88  $   2.31   $   1.58  $   3.84  $   3.16  $ 3.38
                                                                    ========  ========   ========  ========  ========  ======
Cash dividends on common stock..................................... $   29.1  $   29.0   $   29.2  $   26.9  $   22.8  $ 21.7
Balance Sheet Data (at period end):
  Working capital.................................................. $  115.0  $   88.6   $  135.5  $  296.4  $  144.2  $152.5
  Property, plant and equipment, net...............................    752.2     789.9      750.4     644.1     513.6   419.5
  Total assets.....................................................  1,691.5   1,745.9    1,607.8   1,698.9   1,223.0   912.0
  Total debt.......................................................    522.7     582.6      510.4     526.8     330.6   214.0
  Stockholders' equity.............................................    648.6     653.6      632.5     659.5     449.3   309.1
Other Data:
  EBITDA--before special charges(4)................................ $  185.3  $  181.7   $  165.0  $  224.1  $  160.5  $150.7
  Net cash provided from operations................................    118.6      62.4       87.4     108.4      74.7    50.6
  Net cash used for investing activities...........................    (35.2)    (98.6)     (54.3)   (250.2)   (153.1)  (28.0)
  Net cash provided from (used for) financing activities...........    (85.1)     40.2      (80.0)    175.6      83.9   (29.6)
  Capital expenditures.............................................     50.5     105.0      153.1      99.5      93.6    48.6
  Depreciation and amortization....................................     72.5      68.3       65.7      58.2      42.7    36.6
  Pension credit...................................................     47.9      45.7       36.1      23.6      11.1    10.3

---------------------
(1)Fiscal 2001 reflects the adoption of Staff Accounting Bulletin 101 (Revenue Recognition in Financial Statements) effective July 1, 2000. In addition, fiscal 2001 includes a special charge of $37.6 million ($24.4 million after-tax or $1.07 per diluted share) related principally to the realignment of Specialty Alloys Operations, planned divestitures of certain Engineered Products Group businesses and a loss on the disposal of the Bridgeport, Connecticut site. The special charge of $37.6 million is recognized in the consolidated statement of income as a separate $36.0 million special charge, an addition to cost of sales of $1.2 million as a result of a writedown of inventory and an addition to selling and administrative expenses of $0.4 million due to a writedown of accounts receivable. The $37.6 million special charge is reflected in Business Segments as follows: $19.3 million in Engineered Products Group, $9.6 million in Specialty Metals and $8.7 million in corporate costs.

(2)Net sales, cost of sales and selling and administrative costs prior to fiscal 2001 have been restated due to the adoption, effective July 1, 2000, of the Financial Accounting Standards Board Emerging Issues Task Force's issuance of EITF 00-10 regarding the classification of freight and handling costs billed to customers.

(3)Fiscal 1999 includes a special charge of $14.2 million ($8.5 million after-tax or $0.37 per diluted share) related to a salaried work force reduction and a reconfiguration of the U.S. distribution network.

(4)Carpenter defines EBITDA as earnings before interest expense, taxes, depreciation and amortization and the pre-tax effects of the cumulative effect of the accounting change. This definition of EBITDA may differ from the definition of EBITDA used by other companies and should not be considered as an alternative to net income, cash flows, or any other items calculated in accordance with generally accepted accounting principles, or as an indicator of Carpenter's operating performance. EBITDA is presented because it is a common measure used in evaluating a company's financial performance.

                             DESCRIPTION OF NOTES

General

The new notes will be issued under an indenture, dated as of January 12, 1994, between Carpenter and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association), as successor trustee (the "Trustee"), as it may be amended or supplemented from time to time (the "Indenture"). Carpenter previously issued Medium-Term Notes, Series A, due from September 2000 to 2005, and Medium-Term Notes, Series B, due from April 2003 to 2018, pursuant to the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms which are not otherwise defined in this offering memorandum. The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture. As used in this Section, the terms "Note" and "Notes" refer to the new notes.

Principal, Maturity and Interest

The Indenture provides that Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Indenture provides that Carpenter may specify a maximum aggregate principal amount for the Securities of any series and such terms and provisions therefor which are not inconsistent with the Indenture, including as to maturity, principal and interest, as Carpenter may determine. The Notes will constitute a single series of Securities for purposes of the Indenture. The Notes will be initially limited in aggregate principal amount to $100.0 million. Such limit may be increased by Carpenter in the future if it determines that it may wish to sell additional Notes. The Notes will be unsecured obligations of Carpenter and will rank on a parity with all of its other unsecured and unsubordinated indebtedness. The Notes will mature on August 15, 2011. Interest on the Notes will accrue at the rate of 7 5/8% per annum and will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2002. We will make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date that it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. With respect to any Note, the description of the Notes herein is qualified in its entirety by reference to, and to the extent inconsistent therewith is superseded by, such Note.

The Notes will be issuable as Book-Entry Notes. See "--Book-Entry Global Notes". The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the Notes.

The Indenture and Notes do not contain any covenants other than those set forth herein. Accordingly, Carpenter may, subject to such covenants and Carpenter's other obligations and restrictions, incur additional indebtedness, pay dividends, engage in transactions with stockholders and affiliates, make investments, create liens, transfer assets among subsidiaries and engage in sales of assets and subsidiary stock.

The Notes may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Notes sold with original issue discount are described herein under "United States Federal Income Tax Consequences."

Payment of Principal and Interest

Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each February 15 or August 15, as applicable; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and February 15 or August 15, as applicable or on February 15 or August 15, as applicable will be made on the February 15 or August 15, as applicable following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. The "Regular Record Date" with respect to any Note shall be the immediately preceding February 1 or August 1, as applicable.

Payments of interest will include interest accrued to but excluding such February 15 or August 15, as applicable. Any payment on any Note due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date. The term "Business Day," as used herein, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

The Indenture provides that principal of and any premium and interest on the Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as Carpenter may designate for such purpose from time to time, except that at Carpenter's option payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register.

The Trustee will be designated as Carpenter's sole Paying Agent for payments with respect to the Notes. Payment of the principal (and premium, if any) and any interest due with respect to any Note will be paid at the corporate trust office of the Trustee in New York, New York; provided, however, that all payments of principal, premium, if any, and interest on Book-Entry Global Notes shall be payable as described under "--Book-Entry Global Notes." Carpenter may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that Carpenter will be required to maintain a Paying Agent in each Place of Payment for the Notes.

All moneys paid by Carpenter to a Paying Agent for the payment of the principal of or any premium or interest on any Note which remain unclaimed at the end of two years after such principal premium or interest has become due and payable will be repaid to Carpenter, and the Holder of such Note thereafter may look only to Carpenter for payment thereof.

Form, Exchange and Transfer

The Notes will be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Notes, Notes will be exchangeable for other Notes of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the term of the Indenture and the limitations applicable to Global Notes, Notes may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Carpenter for such purpose. No service charge will be made for any registration of transfer or exchange of Notes, but Carpenter may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Carpenter will appoint the Trustee as Security Registrar. Carpenter may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Carpenter will be required to maintain a transfer agent in each Place of Payment for the Notes.

If the Notes are to be redeemed in part, Carpenter will not be required to (i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Note that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Note being redeemed in part.

Book-Entry Global Notes

Some or all of the Notes may be represented, in whole or in part, by one or more global certificates (the "Global Notes") which will have an aggregate principal amount equal to that of the Notes represented thereby. Each Global Note will be registered in the name of DTC or a nominee of DTC (the "Depositary"), will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture. Carpenter has been informed by DTC that its nominee will be Cede &Co. ("CEDE"). Accordingly, CEDE is expected to be the initial registered holder of the Notes. No person acquiring an interest in a Note (a "Holder") will be entitled to receive a certificate representing such person's interest in such Note except as set forth herein. Unless and until definitive Notes are issued under the limited circumstances described herein, all references to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants, and all references herein to payments and notices to Holders shall refer to payments and notices to DTC or CEDE, as the registered holder of the Notes, as the case may be, for distribution to Holders in accordance with the DTC procedures.

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

As long as the Depositary, or its nominee, is the registered Holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Note and the Notes represented thereby for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Notes represented thereby registered in their names, and will not be considered to be the owners or Holders of such Global Note or any Notes represented thereby for any purpose under the Notes or the Indenture. All payments of principal of and any premium and interest on a Global Note will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Note. Ownership of beneficial interests in a Global Note will be limited to Participants and Indirect Participants. In connection with the issuance of any Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Notes represented by the Global Note to the accounts of its Participants.

Ownership of beneficial interests in a Global Note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to Participants' interests) or any such Participant (with respect to Indirect Participants). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Note may be subject to various policies and procedures adopted by the Depositary from time to time. Neither Carpenter, the Trustee nor any agent of Carpenter or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in Notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Note, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Note upon the original issuance thereof may be required to be made in immediately available funds.

Holders that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Notes may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, since such payments will be forwarded by the agent designated by Carpenter to CEDE, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or Holders. Holders will not be recognized by either of the Trustees as registered holders of the Notes entitled to the benefits of the relevant Indenture. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC will be required to make book-entry transfers of Notes among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which Holders have accounts with respect to the Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Holders.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a Holder to pledge Notes to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Notes, may be limited due to the absence of physical certificates for such Notes.

DTC has advised Carpenter that it will take any action permitted to be taken by a Holder under the relevant Indenture only at the direction of one or more Participants to whose accounts with DTC the Notes are credited. The Global Security shall be exchangeable for Notes registered in the names of persons other than DTC or its nominee only if (i) DTC notifies Carpenter that it is unwilling or unable to continue as depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered to act as such depository or (ii) Carpenter executes and delivers to the Trustee a Company Order that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as DTC shall direct. Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Notes. Upon surrender by DTC of the Global Security representing the Notes and instructions for registration, the Trustee will reissue the Notes as definitive Notes, and thereafter the Trustee will recognize the holders of such definitive Notes as registered holders of Notes entitled to the benefits of the Indenture.

The Global Note may not be transferred except as a whole by DTC with respect to such Note to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depository appointed by the Corporation. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Note evidencing all or part of the Notes unless such beneficial interest is an amount equal to an authorized denomination for the Notes.

Certain Covenants

Restrictions on Secured Debt. If Carpenter or any Restricted Subsidiary shall incur, issue, assume or guarantee any loans or notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of Carpenter or any Restricted Subsidiary, or on any shares of Capital Stock or Debt of any Restricted Subsidiary, Carpenter will provide or cause such Restricted Subsidiary to provide that the Notes (together with, if Carpenter shall so determine, any other Debt of Carpenter or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Notes) be secured equally and ratably with (or, at Carpenter's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 5% of Consolidated Net Tangible Assets. The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Mortgages in favor of Carpenter or a Restricted Subsidiary, (iii) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (iv) Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits, (v) Mortgages securing industrial revenue or pollution control bonds and (vi) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (i) through (v) inclusive.

Restrictions on Sales and Leasebacks. Neither Carpenter nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above) would not exceed 5% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the Principal Property is made prior to, at the time of or within a specified period after its acquisition or construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between Carpenter and a Restricted Subsidiary or between Restricted Subsidiaries or (v) Carpenter or such Restricted Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement to (a) the retirement of the Notes or certain Funded Debt of Carpenter or a Restricted Subsidiary or (b) the purchase of other property which will constitute Principal Property having a fair market value, in the opinion of Carpenter's Board of Directors, at least equal to the fair market value of the Principal Property so leased. The amount to be applied to the retirement of such Funded Debt of Carpenter or a Restricted Subsidiary shall be reduced by (x) the principal amount of any Notes (or other Notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and
(y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by Carpenter or a Restricted Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Except as described in "Restrictions on Secured Debt" and "Restrictions on Sales and Leasebacks," the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Successor Company

The Indenture will provide that no consolidation or merger of Carpenter with or into any other corporation and no conveyance, transfer or lease of its properties and assets substantially as an entirety to any person may be made unless (i) the person formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture payment of the principal of, premium (if any) and interest on the Notes and the performance and observance of the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing and (iii) Carpenter shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required for such transaction, such supplemental indenture, complies with the above requirements of the Indenture.

Events of Default

Each of the following will constitute an Event of Default under the Indenture with respect to the Notes: (a) failure to pay principal of or any premium on any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Note; (d) failure to perform any other covenant of Carpenter in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than the Notes), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Notes as provided in the Indenture; (e) certain defaults by Carpenter or any of Carpenter's Restricted Subsidiaries under any bond, debenture, Note or other evidence of indebtedness for money borrowed in excess of $3,000,000, under any capitalized lease or under any mortgage, indenture or instrument, which default
(i) consists of a failure to pay any such indebtedness or liability upon its stated maturity or (ii) results in such indebtedness or liability becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and continuance thereof for 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Notes, as provided in the Indenture; and
(f) certain events in bankruptcy, insolvency or reorganization.

If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Notes at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes (or, in the case of any Note that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Note, or such other amount in lieu of such principal amount, as may be specified in the terms of such Note) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Notes at the time Outstanding shall occur, the principal amount of all the Notes (or, in the case of any such Original Issue Discount Security or other Note, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waiver."

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No Holder of a Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the

Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or any premium or interest on such Note on or after the applicable due date specified in such Note.

Carpenter will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not, to Carpenter's knowledge, Carpenter is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

Modifications and amendments of the Indenture may be made by Carpenter and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or any premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver.

The Holders of a majority in principal amount of the Outstanding Securities of any series may waive compliance by Carpenter with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected.

The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Security is not determinable (for example, because it is based on an index), the principal amount of such Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Security and (iii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Security, of the principal amount of such Security (or, in the case of a Security described in clause (i) or (ii) above, of the amount described in such clause).

Certain Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be Outstanding.

Except in certain limited circumstances, Carpenter will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by

Holders. If a record date is set for any action to be taken by Holders of a particular series such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by Carpenter (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

The provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or Section 1303 of the Indenture, relating to defeasance of certain restrictive covenants in the Indenture, are applicable to the Notes.

Defeasance and Discharge. The Indenture provides that, upon Carpenter's exercise of its option (if any) to have Section 1302 of the Indenture apply to any Notes, Carpenter will be discharged from all of its obligations with respect to such Notes (except for certain obligations to exchange or register the transfer of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Notes of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Notes on the respective Stated Maturities in accordance with the terms of the Indenture and such Notes. Such defeasance or discharge may occur only if, among other things, Carpenter has delivered to the Trustee an Opinion of Counsel to the effect that Carpenter has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants. The Indenture provides that, upon Carpenter's exercise of its option (if any) to have Section 1303 of the Indenture apply to any Notes, Carpenter may omit to comply with certain restrictive covenants, including those described under "--Certain Covenants," and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "--Events of Default," will be deemed not to be or result in an Event of Default, in each case with respect to such Notes. In order to exercise such option, Carpenter will be required to deposit, in trust for the benefit of the Holders of such Notes, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Notes on the respective Stated Maturities in accordance with the terms of the Indenture and such Notes. Carpenter will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event Carpenter exercised this option with respect to any Notes and such Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Notes at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Notes upon any acceleration resulting from such Event of Default. In such case, Carpenter would remain liable for such payments.

Notices

Notices to Holders of Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

Carpenter, the Trustee and any agent of Carpenter or the Trustee may treat the person in whose name a Note is registered as the absolute owner thereof (whether or not such Note may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York.

Regarding the Trustee

U.S. Bank Trust National Association, formerly known as First Trust of New York, National Association, is the successor Trustee under the Indenture. U.S. Bank Trust National Association also acts as the successor trustee under the Indenture for Carpenter's 9% Debentures due 2022 (the "9% Indenture").

Upon the occurrence of an Event of Default, or any event of default under the 9% Indenture, the Trustee may be deemed to have a conflicting interest with respect to the Securities for purposes of the Trust Indenture Act of 1939, and, accordingly, may be required to resign as Trustee under the Indenture.

Certain Definitions

"Attributable Debt" means, as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the same rate per annum as the rate of interest borne by the Outstanding Notes, on a weighted average basis. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Capital Stock" as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

"Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities other than (a) deferred income taxes, (b) Funded Debt and (c) shareholders' equity (including all preferred stock whether or not redeemable) and (ii) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Carpenter and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

"Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and
(ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).

"Principal Property" means any manufacturing or processing plant or warehouse owned at the date of the Indenture or thereafter acquired by Carpenter or any Restricted Subsidiary of Carpenter which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than (i) any property which in the opinion of Carpenter's Board of Directors is not of material importance to the total business conducted by Carpenter as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

"Restricted Subsidiary" means a Subsidiary of Carpenter (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (ii) which owns a Principal Property.

"Subsidiary" means any corporation more than 50% of the outstanding voting stock of which is owned or controlled, directly or indirectly, by (i) Carpenter, (ii) Carpenter and one or more Subsidiaries or (iii) one or more Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class has such voting power by reason of any contingency.

"U.S. Government Obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any such payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued and sold the old notes to the initial purchasers on August 13, 2001. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we and the initial purchasers entered into an exchange offer and registration rights agreement dated August 13, 2001 under which we agreed:

   . not later than 60 days following August 13, 2001, to prepare and file with the SEC the registration statement of which this prospectus is a part;

   . not later than 120 days following August 13, 2001, to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act;

   . upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

   . to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

The registration statement is intended to satisfy in part our obligations relating to the old notes under the exchange and registration rights agreement.

Under existing interpretations of the SEC, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

   . it is acquiring the new notes in the ordinary course of its business;

   . it has no arrangement or understanding with any person to participate in the distribution of the new notes;

   . it is not our affiliate, as that term is interpreted by the SEC; and

   . is not an agent, as that term is interpreted by the SEC, holding securities that have, or that are reasonably likely to have, the status of an unsold allotment in an initial distribution.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The SEC has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the exchange and registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Terms of Exchange Offer; Period for Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on , 2001, unless extended by us, in our sole discretion.

As of the date of this prospectus, $100.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the letter of
transmittal, is first being sent on or about    , 2001 to all holders of old
notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under "--Conditions to the Exchange Offer" below.

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

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, at the address set forth below under "--Exchange Agent" on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

   . certificates for the old notes along with the letter of transmittal, or

   . prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, or

   . the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

   . by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the letter of transmittal; or

   . for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event the signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes or the written instrument or instruments of transfer or exchange guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or to not accept any old notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretations of the terms and conditions of the exchange offer as to any old notes either before or after the expiration date of the exchange offer (including the letter of transmittal and the instructions to the letter of transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporation or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

   . the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

   . neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

   . neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in or does it intend to engage in distribution of the new notes.

If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If any holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, as soon as is reasonably practicable after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes as soon as is reasonably practicable after acceptance of the old notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

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

The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on old notes, from August 13, 2001. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 2001. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, (2) a properly completed and duly executed letter of transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be affected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile of the letter of transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may utilize The Depository Trust Company's Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate letter of transmittal with any required signature guarantee and an agent's message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgement from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

   . the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

   . prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

   . the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "--Exchange Agent." Any notice of withdrawal must:

   . specify the name of the person having tendered the old notes to be withdrawn;

   . identify the old notes to be withdrawn (including the principal amount of the old notes); and

   . where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository

Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date of the exchange offer.

Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of new notes for the old notes, we determine that:

   . the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

   . we have not received all applicable governmental approvals; or

   . any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

U.S. Bank Trust National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and request for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                     U.S. Bank Trust National Association
                                100 Wall Street
                                  Suite 1600
                              New York, NY 10005

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure To Exchange; Resales of New Notes

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 7 5/8% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (1) if because of any change in law or applicable interpretations by the staff of the SEC, we are not permitted to effect the exchange offer, (2) if the exchange offer is not consummated within 150 days after August 13, 2001,
(3) if any of the old notes tendered pursuant to the exchange offer are not exchanged for new notes within 10 days of being accepted in the exchange offer,
(4) if any initial purchaser so requests with respect to the old notes not eligible be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer, (5) if any applicable law or interpretations do not permit any holder to participate in the exchange offer or (6) if any holder of old notes that participates in the exchange offer, does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or
(2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." We have not requested the staff of the SEC to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

                             PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until    , 2001 (90 days after the date of this
prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at or to or through brokers or dealers who may receive compensation in the form of commissions or concessions that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the exchange offer and the ownership and disposition of the new notes. Unless otherwise stated, this summary deals only with the new notes received in the exchange offer in exchange for the old notes that were purchased for cash on original issue. This summary assumes that the old notes were and the new notes are held as capital assets. For purposes of this summary, U.S. holders are holders of new notes that are:

    (1)citizens or residents of the United States,

    (2)corporations or other entities taxable as corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

    (3)estates, the income of which is subject to United States federal income taxation regardless of its source, or

    (4)trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds new notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction.

This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the exchange offer and the ownership and disposition of the new notes.

Tax Consequences to U.S. Holders

This subsection describes the material United States federal income tax consequences of the exchange offer and of owning, selling and disposing of the new notes.

The Exchange Offer

The exchange of old notes for new notes in the exchange offer should not be a taxable event for holders because there should not be a significant modification of the terms of the notes. Instead, the notes will be treated as a continuation of the old notes for federal income tax purposes. Therefore, if you exchange your old notes for new notes pursuant to the exchange offer:

    (1)you will not recognize gain or loss in connection with the exchange offer;

    (2)you will have the same tax basis in the new notes that you had in the old notes immediately prior to the exchange offer;

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

    (3)you will have the same holding period in the new notes that you had in the old notes immediately prior to the exchange; and

    (4)the federal income tax consequences associated with owning the old notes will continue to apply to the new notes.

Interest Income

Under applicable Treasury Regulations, the old notes are not treated as having been issued with original issue discount because the difference between the old note's stated redemption price at maturity ($1,000 per note) and their issue price ($994.21 per note) is considered to be de minimis.

Because the new notes are treated as a continuation of the old notes, a new note received in the exchange offer for an old note will have the same original issue discount characteristics as the old note for which it is exchanged. As a result:

   . If you are a cash method taxpayer, you must report the stated interest on the new note in your income when it is received by you.

   . If you are an accrual method taxpayer, you must report the stated interest on the new note as it accrues.

   . You will not be required to include the de minimis original issue discount in your income as it accrues. Instead, you will include such discount in your computation of gain or loss when you sell, exchange or otherwise dispose of the new note (including by way of retirement or redemption).

Sale or Exchange of Notes

A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the new note and the holder's adjusted tax basis in the new note. A holder who exchanged old notes for new notes in the exchange offer will have the same basis in the new note that the holder had in the old note. Gain recognized on the sale of a new note will be long term capital gain provided the holder's holding period for the new note exceeds one year. A holder's holding period for the old notes will be added to the holder's holding period in the new notes, if the holder participates in the exchange offer. In the case of a holder other than a corporation, the current maximum marginal United States federal income tax rate applicable to long term capital gain recognized on the sale of a note is 20% (or 18% if held more than five years).

If the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Capital losses cannot be applied to offset ordinary income for United States federal income tax purposes except that a non-corporate taxpayer may offset a capital loss against ordinary income to the extent of $3,000 per year (or $1,500 per year for a married person filing a separate return).

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to payments of principal and interest on the new notes and payments of the proceeds of the sale of the new notes, and backup withholding tax (currently at a rate of 30.5%) may apply to those payments if:

    (i)the holder fails to furnish or certify his correct taxpayer identification number to us in the manner required,

   (ii)we are notified by the Internal Revenue Service that the holder has failed to report payments of interest and dividends properly, or

  (iii)under certain circumstances, the holder fails to certify that the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding for failure to report interest and dividend payments.

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

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of New Notes

The rules governing United States federal income taxation of a beneficial owner of new notes that, for United States federal income tax purposes, is a holder who is not a United States person as that term is defined in the Internal Revenue Code are complex and no attempt will be made herein to provide more than a summary of those rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

This discussion assumes that the note or interest payment is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of Carpenter or a related party.

Interest Income

Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a new note held by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that the interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that:

    (1)the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote;

    (2)the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

    (3)the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

    (4)either (A) the non-U.S. holder certifies to us or our or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) an authorized representative of a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in that capacity, certifies to us or our agent, under penalties of perjury, that such a statement on Form W-8BEN or a similar substitute has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes to us or our agent a copy thereof.

Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a United States person if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

Sale or Exchange of New Notes

A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a new note unless:

    (1)the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder,

    (2)in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, or

    (3)the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

Information Reporting and Backup Withholding Tax

United States backup withholding tax will not apply to payments on the new notes to a non-U.S. holder if the statement described in "Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting may still apply with respect to payments of interest. Information reporting and backup withholding tax will not apply to payments of the proceeds of the sale of new notes to a non-U.S. holder effected by a broker, provided that either a sale occurs through a foreign office of a foreign broker that has no connection with the United States, as described in applicable regulations or such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a non-U.S. holder, certain other conditions are met, and the broker does not have actual knowledge that the holder is a United States person.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

                                 LEGAL MATTERS

The validity of the notes will be passed upon for Carpenter by Dechert, Philadelphia, Pennsylvania.

                                    EXPERTS

The financial statements of Carpenter Technology Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of said firm as experts in auditing and accounting.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission permits us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

    1. Our Annual Report on Form 10-K filed on September 24, 2001.

    2. Our Definitive Proxy Statement filed on September 24, 2001.

    3. Our Current Report on Form 8-K filed on August 21, 2001.

    4. Our Current Report on Form 8-K filed on July 27, 2001.

    5. Our Current Report on Form 8-K filed on July 10, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

Carpenter Technology Corporation files annual and quarterly reports with the Commission. These documents include specific information regarding Carpenter Technology Corporation. These documents, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer
(Registration No.     ). This prospectus, which is a part of the registration
statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

[LOGO] CARPENTER


Until     , all dealers that effect transactions in these securities, whether or not participating in this exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, Carpenter has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Carpenter's bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

Carpenter's certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Carpenter and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Carpenter, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 21.  Exhibits and Financial Statement Schedules

         (1)  Exhibits

Incorporated by reference to the Exhibit Index following page II-4.

Item 22.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on the 12/th/ day of October, 2001.

                                          CARPENTER TECHNOLOGY CORPORATION

                                              /s/ Terrence E. Geremski
                                          By: _________________________________
                                              Terrence E. Geremski
                                              Sr. Vice President-Finance &
                                              Chief Financial Officer
Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                      Date
         ---------                        -----                      ----
                            Chairman, President and Chief      October 12, 2001
                            Executive Officer and Director
   /s/ Dennis M. Draeger    (Principal Executive Officer)
---------------------------
     Dennis M. Draeger
                            Sr. Vice President-Finance & Chief October 12, 2001
 /s/ Terrence E. Geremski   Financial Officer
---------------------------
   Terrence E. Geremski
                            Vice President and Corporate       October 12, 2001
                            Controller (Principal Accounting
/s/ Richard D. Chamberlain  Officer)
---------------------------
  Richard D. Chamberlain

             *              Director                           October 12, 2001
---------------------------
     Marcus C. Bennett

             *              Director                           October 12, 2001
---------------------------
  William S. Dietrich II

             *              Director                           October 12, 2001
---------------------------
C. McCollister Evarts, M.D.

             *              Director                           October 12, 2001
---------------------------
  J. Michael Fitzpatrick

             *              Director                           October 12, 2001
---------------------------
     William J. Hudson

             *              Director                           October 12, 2001
---------------------------
     Robert J. Lawless

             *              Director                           October 12, 2001
---------------------------
    Marlin Miller, Jr.

                      Signature        Title         Date
                      ---------        -----         ----

                          *           Director October 12, 2001
                 --------------------
                 Robert N. Pokelwaldt

                          *           Director October 12, 2001
                 --------------------
                   Peter C. Rossin

                          *           Director October 12, 2001
                 --------------------
                  Kathryn C. Turner

                          *           Director October 12, 2001
                 --------------------
                 Stephen M. Ward, Jr.

                          *           Director October 12, 2001
                 --------------------
                   Kenneth L. Wolfe

* Terrence E. Geremski, pursuant to a Power of Attorney executed by each of the directors noted above and included as an exhibit to this registration statement, by signing his name hereto, does hereby sign and execute this registration statement on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this registration statement on his own behalf, in the capacities indicated.

                                          /s/ Terrence E. Geremski
                                          _____________________________________
                                          Terrence E. Geremski

                                 EXHIBIT INDEX

Exhibit No.                                              Title
-----------                                              -----
3.          Articles of Incorporation and By-Laws
       3.1  Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3 of
            Carpenter's Form 10-Q Quarterly Report for the quarter ended September 30, 1998
       3.2  By-Laws, amended as of December 5, 1996, are incorporated herein by reference to Exhibit 3B of
            Carpenter's 1996 Annual Report on Form 10-K and to Exhibit 3 of Carpenter's Form 10-Q
            Quarterly Report for the quarter ended December 31, 1996.
4.          Instruments Defining Rights of Security Holders, Including Indentures
       4.1  Restated Certificate of Incorporation and By-Laws set forth in Exhibit Nos. 3.1 and 3.2, above.
       4.2  Rights Agreement relating to Rights distributed to holders of Carpenter's Stock, amended as of
            June 12, 2000, is incorporated herein by reference to Exhibit 4B of Carpenter's Form 10-K Annual
            Report for the year ended June 30, 2001.
       4.3  Carpenter's Registration Statement No. 333-44757, as filed on Form S-3 on January 22, 1998, and amended on February 13, 1998, with respect to issuance of Common Stock and unsecured debt is incorporated herein by reference.
       4.4  Prospectus, dated February 13, 1998 and Prospectus Supplement, dated March 31, 1998, File No.
            333-44757, with respect to issuance of $198,000,000 of Medium Term Notes are incorporated by reference.
       4.5  Indenture dated as of January 12, 1994, between Carpenter and U.S. Bank Trust National
            Association, formerly known as First Trust of New York, National Association, as successor
            Trustee to Morgan Guaranty Trust Company of New York, related to Carpenter's i) $100,000,000 of unsecured medium term notes registered on Registration Statement No. 33-51613 and ii)
            $198,000,000 of unsecured medium term notes registered on Registration Statement
            No. 333-44757 is incorporated by reference to Exhibit 4(c) to Carpenter's Form S-3 filed
            January 6, 1994.
       4.6  Forms of Fixed Rate and Floating Rate Medium-Term Note, Series B are incorporated by reference to Exhibit 20 to Carpenter's Current Report on Form 8-K filed on April 15, 1998.
       4.7  Pricing Supplements No. 1 through 25 dated and filed from April 2, 1998 to June 11, 1998, supplements to Prospectus dated February 13, 1998 and Prospectus Supplement dated March 31,
            1998, File No. 333-44757 with respect to issuance of $198,000,000 of Medium Term Notes are incorporated herein by reference.
       4.8  Form of 7 5/8% Note Due 2011
       4.9  Exchange and Registration Rights Agreement dated August 13, 2001 among Carpenter
            Technology Corporation, J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation.
       5.1  Opinion of Dechert.
10.         Material Contracts
      10.1  Agreement and Plan of Merger dated January 6, 1997, by and among Dynamet Incorporated,
            Stockholders of Dynamet Incorporated and Carpenter is incorporated herein by reference to
            Exhibit 1 to Carpenter's Current Report on Form 8-K filed on March 27, 1997.
      10.2  Supplemental Retirement Plan for Executive Officers, amended as of January 1, 2001, is incorporated herein by reference to Exhibit 10B of Carpenter's Form 10-K Annual Report for the
            year ended June 30, 2001.
      10.3  Management and Officers Capital Appreciation Plan, an Incentive Stock Option Plan, amended as of April 26, 2001, is incorporated herein by reference to Exhibit 10C of Carpenter's Form 10-K
            Annual Report for the year ended June 30, 2001.
      10.4  Incentive Stock Option Plan for Officers and Key Employees, amended as of August 9, 1990, is incorporated herein by reference to Exhibit 10D to Carpenter's 2000 Annual Report on Form
            10-K.
      10.5  Deferred Compensation Plan for Non-management Directors of Carpenter Technology
            Corporation, amended as of December 7, 1995, is incorporated herein by reference to Exhibit 10E of Carpenter's Form 10-K Annual Report for the year ended June 30, 2001.

     10.6 Deferred Compensation Plan for Corporate and Division Officers of Carpenter Technology
          Corporation, amended as of April 1, 1997, is incorporated by reference to Exhibit E-9 to
          Carpenter's 1997 Annual Report on Form 10-K.
     10.7 Executive Annual Compensation Plan, amended as of July 1, 1997 is incorporated by reference to
          Exhibit E-20 to Carpenter's 1997 Annual Report on Form 10-K.
     10.8 Stock-Based Incentive Compensation Plan For Non-Employee Directors, amended as of April 26,
          2001, is incorporated herein by reference to Exhibit 10H of Carpenter's Form 10-K Annual Report
          for the year ended June 30, 2001.
     10.9 Officers' Supplemental Retirement Plan of Carpenter Technology Corporation is incorporated herein by reference to Exhibit 10-I to Carpenter's 2000 Annual Report on Form 10-K.
    10.10 Trust Agreement between Carpenter and the Chase Manhattan Bank, N.A., dated September 11,
          1990 as amended and restated on May 1, 1997, relating in part to the Supplemental Retirement
          Plan for Executive Officers, Deferred Compensation Plan for Corporate and Division Officers and
          the Officers' Supplemental Retirement Plan of Carpenter Technology Corporation is incorporated by reference to Exhibit E 28 to Carpenter's 1997 Annual Report on Form 10-K.
    10.11 Form of Indemnification Agreement, entered into between Carpenter and each of the directors and the following executive officers: Dennis M. Draeger, Terrence E. Geremski, Robert W. Lodge,
          Michael L. Shor, Robert J. Torcolini and John R. Welty is incorporated herein by reference to
          Exhibit 10K to Carpenter's 2000 Annual Report on Form 10-K.
    10.12 Stock-Based Incentive Compensation Plan for Officers and Key Employees, amended as of
          April 26, 2001, is incorporated herein by reference to Exhibit 10L of Carpenter's Form 10-K
          Annual Report for the year ended June 30, 2001.
    10.13 Carpenter Technology Corporation Change of Control Severance Plan, adopted April 26, 2001, is incorporated herein by reference to Exhibit 10M of Carpenter's Form 10-K Annual Report for the
          year ended June 30, 2001.
    10.14 Form of amended and restated Special Severance Agreement entered into between Carpenter and each of the following executive officers: Terrence E. Geremski, Michael L. Shor and Robert J.
          Torcolini is incorporated herein by reference to Exhibit 10N of Carpenter's Form 10-K Annual
          Report for the year ended June 30, 2001.
    10.15 Form of amended and restated Special Severance Agreement entered into between Carpenter and each of the following executive officers: Dennis M. Draeger, Robert W. Lodge and John R. Welty
          is incorporated herein by reference to Exhibit 10O of Carpenter's Form 10-K Annual Report for
          the year ended June 30, 2001.
    10.16 Trust Agreement between Carpenter and the Chase Manhattan Bank, N.A., dated December 7,
          1990 as amended and restated on May 1, 1997, relating in part to the Directors' Retirement Plan and the Deferred Compensation Plan for Non-management Directors, is incorporated by reference to Exhibit E-83 to Carpenter's 1997 Annual Report on Form 10-K.
    10.17 Distribution Agreement dated July 31, 2001 among Carpenter Technology Corporation, J.P.
          Morgan Securities Inc. and Credit Suisse First Boston Corporation.
12. Computation of Ratios of Earnings to Fixed Charges (unaudited) is incorporated herein by reference to
    Exhibit 12 to Carpenter's 2000 Annual Report on Form 10-K.
21. Subsidiaries of the Registrant.
23. Consent of Experts and Counsel
    23.1  Consent of PricewaterhouseCoopers LLP.
    23.2  Consent of Dechert (included in Exhibit 5.1).
25  Statement of Eligibility and Qualification of U.S. Bank Trust National Association
99. Additional Exhibits
    99.1  Form of Letter of Transmittal
     99.2 Form of Notice of Guaranteed Delivery

     99.3 Letter to Holders of 7 5/8% Notes due 2011 Concerning Offer For All Outstanding 7 5/8% Notes
          Due 2011 in Exchange for 7 5/8% Notes due 2011 of Carpenter Technology Corporation that Have
          Been Registered Under the Securities Act of 1933, as amended.
     99.4 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees Concerning
          Offer for All Outstanding 7 5/8% Notes Due 2011 in Exchange for 7 5/8% Notes Due 2011 of
          Carpenter Technology Corporation that Have Been Registered Under the Securities Act of 1933, as amended.
     99.5 Letter to Clients Concerning Offer For All Outstanding 7 5/8% Notes Due 2011 in Exchange for
          7 5/8% Notes Due 2011 of Carpenter Technology Corporation that Have Been Registered Under the Securities Act of 1933, as amended.
     99.6 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
     99.7 Powers of Attorney
    99.7A Power of Attorney dated October 8, 2001 of Marcus C. Bennett.
    99.7B Power of Attorney dated October 4, 2001 of William S. Dietrich II.
    99.7C Power of Attorney dated October 2, 2001 of C. McCollister Evarts.
    99.7D Power of Attorney dated October 3, 2001 of J. Michael Fitzpatrick.
    99.7E Power of Attorney dated October 2, 2001 of William J. Hudson.
    99.7F Power of Attorney dated October 4, 2001 of Robert J. Lawless.
    99.7G Power of Attorney dated October 2, 2001 of Marlin Miller, Jr.
    99.7H Power of Attorney dated October 4, 2001 of Robert N. Pokelwaldt.
    99.7I Power of Attorney dated October 3, 2001 of Peter C. Rossin.
    99.7J Power of Attorney dated October 4, 2001 of Kathryn C. Turner.
    99.7K Power of Attorney dated October 4, 2001 of Stephen M. Ward, Jr.
    99.7L Power of Attorney dated October 4, 2001 of Kenneth L. Wolfe.